Exhibit 99.1

Investor Contact:
Joseph D. Gangemi
Senior Vice President & Chief Financial Officer
(610) 695-3676

Media Contact:
David Culver, VP Public Relations
Boyd Tamney Cross
(610) 254-7426

Malvern Bancorp, Inc. Reports Net Income of $1.3 million, or $0.20 per Share, for the Second Quarter of Fiscal 2016, Representing a 25.6% Increase over the Second Quarter of Fiscal 2015

PAOLI, PA., April 29, 2016 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), today reported operating results for the second fiscal quarter ended March 31, 2016. Net income amounted to $1.3 million, or $0.20 per share, for the quarter ended March 31, 2016, an increase of $258,000, or 25.6 percent, as compared with the net income of $1.0 million, or $0.16 per share, for the quarter ended March 31, 2015.

“The results for the period were reflective of the continued growth in lending and in the Company overall. The Malvern brand continues to gain traction in the marketplace and is supported by our core strengths and fundamental focus on asset quality, efficiency and top line revenue growth," commented Anthony C. Weagley, Chief Executive Officer & President of Malvern Bancorp, Inc.

For the six months ended March 31, 2016, net income amounted to $2.6 million, or $0.41per share, compared with net income of $1.3 million, or $0.21 per share, for the six months ended March 31, 2015.

Highlights for the quarter include:

•	Return on average assets (“ROAA”) was 0.68 percent for the three months ended March 31, 2016, compared to 0.64 percent for the three months ended March 31, 2015, and return on average equity (“ROAE”) rose to 6.03 percent for the three months ended March 31, 2016, compared with 5.05 percent for the three months ended March 31, 2015.

•	The Company originated $74.7 million in new loans in the second quarter of fiscal 2016 which was offset in part by $20.5 million in payoffs, prepayments and maturities from its portfolio; new loan originations consisted of $10.5 million in residential mortgage loans, $53.6 million in commercial loans, $8.6 million in construction and development loans and $1.9 million in consumer loans.

1

•	Non-performing assets (“NPAs”) were at 0.20 percent of total assets at March 31, 2016, compared to 0.52 percent at March 31, 2015 and 0.39 percent at September 30, 2015. The allowance for loan losses as a percentage of total non-performing loans was 578.8 percent at March 31, 2016, compared to 252.6 percent at March 31, 2015 and 333.6 percent at September 30, 2015.

•	The Company’s ratio of shareholders’ equity to total assets was 11.09 percent at March 31, 2016, compared to 12.68 percent at March 31, 2015, and 12.41 percent at September 30, 2015.

•	Book value per common share amounted to $12.91 at March 31, 2016, compared to $12.20 at March 31, 2015 and $12.41 at September 30, 2015.

•	The efficiency ratio, a non-GAAP measure, was 66.2 percent for the second quarter of fiscal 2016 on an annualized basis, compared to 76.6 percent in the second quarter of fiscal 2015 and 73.9 percent in the fourth quarter of fiscal 2015.

•	The Company’s balance sheet reflected total asset growth of $108.3 million at March 31, 2016, compared to September 30, 2015, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

Selected Financial Ratios

(unaudited; annualized where applicable)

As of or for the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Return on average assets	0.68%	0.79%	0.72%	0.77%	0.64%
Return on average equity	6.03%	6.55%	5.77%	6.01%	5.05%
Net interest margin (tax equivalent basis) (1)	2.65%	2.72%	2.71%	2.61%	2.58%
Loans / deposits ratio	94.53%	86.90%	84.68%	84.54%	85.57%
Shareholders’ equity / total assets	11.09%	11.37%	12.41%	12.79%	12.68%
Efficiency ratio (1)	66.2%	71.3%	73.9%	69.0%	76.6%
Book value per common share	$12.91	$12.60	$12.41	$12.17	$12.20

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended March 31, 2016, total interest income on a fully tax equivalent basis increased $1.1 million, or 20.7 percent, to $6.3 million, compared to the three months ended March 31, 2015. Interest income rose in the quarter ended March 31, 2016, compared to the comparable period in fiscal 2015 primarily due to a $109.1 million increase in the average balance of our loans and a $13.0 million increase in the average balance of our investment securities. Total interest expense increased by $380,000, or 28.6 percent, to $1.7 million, for the three months ended March 31, 2016, compared to the comparable period in fiscal 2015.

Net interest income on a fully tax equivalent basis was $4.6 million for the three months ended March 31, 2016, increasing $695,000, or 18.0 percent, from $3.9 million for the comparable three month period in fiscal 2015. The change for the three months ended March 31, 2016 primarily was the result of an increase in the average balance of interest earning assets, which increased $90.8 million. The net interest spread on an annualized tax-equivalent basis was at 2.55 percent and 2.43 percent for the three months ended March 31, 2016 and March 31, 2015, respectively. For the quarter ended March 31, 2016, the Company’s net interest margin on a tax equivalent basis increased to 2.65 percent as compared to 2.58 percent for the same three month period in fiscal 2015.

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“Our net interest margins remained stable despite the large liquidity pool carried during the period. We expect to continue to see growth in funding offset with the deployment of that cash into our loan portfolio in the coming quarters. During the second quarter of fiscal 2016 we added $74.7 million in gross loans to the balance sheet, maintaining pace with funding, “commented Mr. Weagley.

The 28.6 percent increase in interest expense for the second quarter of fiscal 2016 compared to the second fiscal quarter in 2015, primarily reflects higher volumes of borrowings. The increased borrowings for the period are tied primarily to an interest rate swap that was executed to improve interest rate risk. The average cost of funds was 1.09 percent for the quarter ended March 31, 2016 compared to 1.04 percent for the same three month period in fiscal 2015 and, on a linked sequential quarter basis, increased four basis points compared to the first quarter of fiscal 2016.

For the six months ended March 31, 2016, total interest income on a fully tax equivalent basis increased $2.0 million, or 20.0 percent, to $12.0 million, compared to $10.0 million for the six months ended March 31, 2015. Total interest expense increased by $604,000, or 23.4 percent, to $3.2 million, for the six months ended March 31, 2016, compared to the comparable period in fiscal 2015. Interest income rose for the six months ended March 31, 2015, compared to the comparable period in fiscal 2015 primarily due to a $69.8 million increase in average loan balances. Compared to the same period in fiscal 2015, for the six months ended March 31, 2016, average interest earning assets increased $86.0 million, and the net interest spread and net interest margin increased on an annualized tax-equivalent basis by 14 basis points and nine basis points, respectively.

Earnings Summary for the Period Ended March 31, 2016

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

For the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Net interest income	$4,500	$4,211	$3,979	$3,838	$3,836
Provision for loan losses	375	—	—	—	—
Net interest income after provision for loan losses	4,125	4,211	3,979	3,838	3,836
Other income	501	558	639	640	745
Other expense	3,360	3,425	3,454	3,273	3,573
Income before income tax expense	1,266	1,344	1,164	1,205	1,008
Income tax expense	-	-	-	-	-
Net income	$1,266	$1,344	$1,164	$1,205	$1,008
Earnings per common share:
Basic	$0.20	$0.21	$0.18	$0.19	$0.16
Diluted	$0.20	n/a	n/a	n/a	n/a
Weighted average common shares outstanding:
Basic	6,408,167	6,402,332	6,398,720	6,395,126	6,391,521
Diluted	6,413,167	n/a	n/a	n/a	n/a

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Other Income

Other income decreased $244,000 for the second quarter of fiscal 2016 compared with the same period in fiscal 2015. The decrease during the second quarter of fiscal 2016 was primarily due to a decrease of $205,000 in net gains on sales of investment securities compared to the same period in fiscal 2015. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $440,000 for the three months ended March 31, 2016 compared to $479,000 for the three months ended March 31, 2015, a decrease of $39,000, or 8.1 percent. The decrease in other income in the second quarter of fiscal 2016 when compared to the second quarter of fiscal 2015 (excluding securities gains) resulted primarily from a decrease in service charges of $37,000, a decrease in rental income of $14,000 and a decrease in earnings on bank-owned insurance of $4,000, partially offset by an increase of $16,000 in net gain on sale of loans.

For the six months ended March 31, 2016, total other income decreased $197,000 compared to the same period in fiscal 2015, primarily as a result of a $100,000 decrease in net gains on sales of investment securities, a $96,000 decrease in service charges and a $28,000 decrease in rental income, partially offset by an increase of $31,000 in net gain on sale of loans. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $867,000 for the six months ended March 31, 2016 compared to $964,000 for the comparable period in fiscal 2015, a decrease of $97,000, or 10.1 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Service charges on deposit accounts	$227	$211	$169	$286	$264
Rental income – other	50	50	60	61	64
Net gains on sales of investments, net	61	131	78	145	266
Gain on sale of loans, net	36	34	47	16	20
Bank-owned life insurance	127	132	285	132	131
Total other income	$501	$558	$639	$640	$745

Other Expense

Total other expense for the three months ended March 31, 2016, decreased $213,000, or 6.0 percent, when compared to the quarter ended March 31, 2015. The decrease primarily reflected reductions in salaries and employee benefits of $28,000, a $9,000 decrease in occupancy expense, a $35,000 decrease in advertising expense, a $31,000 decrease in data processing expense, a $73,000 decrease in professional fees and a $152,000 decrease in other operating expense. These decreases were partially offset by increases of $48,000 in federal deposit insurance premium and a $67,000 change in other real estate expense (income), net.

For the six months ended March 31, 2016, total other expense decreased $449,000, or 6.2 percent, compared to the same period in fiscal 2015. The decrease primarily reflected a $257,000 reduction in salaries and employee benefits primarily due to workforce reductions, a $10,000 decrease in occupancy expense, a $90,000 decrease in advertising costs, a 36,000 decrease in data processing expense, a $16,000 decrease in professional fees and a $223,000 decrease in other operating expenses. These decreases were partially offset by an increase in federal deposit insurance premium of $81,000, and a $102,000 change in other real estate owned expense (income), net.

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The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Salaries and employee benefits	$1,522	$1,499	$1,387	$1,333	$1,550
Occupancy expense	456	423	419	407	465
Federal deposit insurance premium	232	200	230	203	184
Advertising	25	30	40	54	60
Data processing	270	297	321	312	301
Professional fees	361	400	430	364	434
Other real estate owned expense (income), net	8	(1)	17	32	(59)
Other operating expenses	486	577	610	568	638
Total other expense	$3,360	$3,425	$3,454	$3,273	$3,573

Statement of Condition Highlights at March 31, 2016

Commenting on the balance sheet, Mr. Weagley indicated “as we have discussed in the prior quarter, we continue to change the balance sheet with lending as the primary asset. Our business plans have remained focused on this transformation for Malvern and we are pleased with the favorable results thus far this year. We expect our new locations in Villanova and Morristown to further support this change and growth in the lending segments of the balance sheet.”

Highlights as of March 31, 2016 included:

•	Balance sheet strength, with total assets amounting to $764.0 million at March 31, 2016, increasing $108.3 million, or 16.5 percent, compared to September 30, 2015, and increasing $132.9 million, or 21.1 percent, compared to March 31, 2015.

•	The Company’s gross loans were $518.8 million at March 31, 2016, increasing $124.6 million, or 31.6 percent, and $138.7 million, or 36.5 percent, from September 30, 2015 and March 31, 2015, respectively.

•	Deposits totaled $548.8 million at March 31, 2016, an increase of $83.3 million, or 17.9 percent, compared to September 30, 2015, and an increase of $104.6 million, or 23.6 percent, since March 31, 2015. Total demand, savings, money market, and certificates of deposit less than $100,000 increased $37.9 million, or 10.8 percent, from September 30, 2015, and increased $69.9 million, or 21.9 percent, from March 31, 2015.

•	Borrowings totaled $123.0 million at March 31, 2016, $103.0 million at September 30, 2015 and $98.0 million at March 31, 2015, respectively.

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Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)

At quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Cash and due from depository institutions	$1,304	$16,334	$16,026	$3,460	$1,056
Interest bearing deposits in depository institutions	56,739	40,036	24,237	20,833	50,587
Investment securities, available for sale, at fair value	100,895	116,767	128,354	130,509	113,557
Investment securities held to maturity	52,272	54,914	57,221	59,243	50,697
Restricted stock, at cost	5,553	4,762	4,765	4,369	4,602
Loans held for sale	—	—	—	657	—
Loans receivable, net of allowance for loan losses	515,094	461,491	391,307	371,897	377,340
Other real estate owned	700	1,168	1,168	1,366	1,430
Accrued interest receivable	2,622	2,722	2,484	2,404	2,168
Property and equipment, net	6,490	6,486	6,535	6,502	6,592
Deferred income taxes	2,202	2,874	2,874	2,816	2,940
Bank-owned life insurance	18,161	18,033	17,905	18,659	18,527
Other assets	1,954	1,561	2,814	1,529	1,610
Total assets	$763,986	$727,148	$655,690	$624,244	$631,106
Deposits	$548,790	$534,701	$465,522	$443,218	$444,146
Borrowings	123,000	103,000	103,000	93,000	98,000
Other liabilities	7,506	6,789	5,777	8,214	8,934
Shareholders' equity	84,690	82,658	81,391	79,812	80,026
Total liabilities and shareholders’ equity	$763,986	$727,148	$655,690	$624,244	$631,106

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)

At quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Demand:
Non-interest bearing	$30,720	$28,260	$27,010	$26,877	$25,111
Interest-bearing	99,154	86,008	82,897	85,085	87,921
Savings	44,207	45,312	45,189	44,949	44,848
Money market	129,652	133,608	108,706	78,963	70,066
Time	245,057	241,513	201,720	207,344	216,200
Total deposits	$548,790	$534,701	$465,522	$443,218	$444,146

Loans

Total net loans were $515.1 million at March 31, 2016 compared to $391.3 million at September 30, 2015, for a net increase of $123.8 million. The allowance for loan losses amounted to $4.9 million and $4.7 million at March 31, 2016 and September 30, 2015, respectively. Average loans during the second quarter of fiscal 2016 totaled $494.0 million as compared to $384.9 million during the second quarter of fiscal 2015, representing a 28.3 percent increase.

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At the end of second quarter of fiscal 2016, the loan portfolio remained weighted toward the core residential portfolio, with single-family residential real estate loans accounting for 41.3 percent of the loan portfolio, construction and development loans for 3.6 percent, commercial loans accounting for 44.0 percent, and consumer loans representing 11.1 percent of the loan portfolio at such date. Total gross loans increased $124.6 million, to $518.8 million at March 31, 2016 compared to $394.2 million at September 30, 2015. The $124.6 million increase in the loan portfolio at March 31, 2016 compared to September 30, 2015, primarily reflected an increase of $119.8 million in commercial loans and a $10.7 million increase in construction and development loans. These increases were partially offset by a $751,000 decrease in residential mortgage loans and a $5.2 million reduction in consumer loans at March 31, 2016 as compared to September 30, 2015.

For the quarter ended March 31, 2016, the Company originated total new loan volume of $74.7 million, which was offset in part by payoffs, prepayments and maturities totaling $20.5 million. The payoffs were primarily contained to the consumer and residential portfolios. “Our current pipeline of loans has remained strong, buttressed by our continued business development activity, and overall growth in the portfolio has gained traction, supported by slowing payoff activity. We anticipate continued growth as we move forward in the 2016 fiscal year,” commented Anthony C. Weagley.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Residential mortgage	$214,207	$211,302	$214,958	$219,197	$225,232
Construction and Development:
Residential and commercial	10,796	6,007	5,677	6,751	5,922
Land	7,755	6,804	2,142	25	344
Total construction and development	18,551	12,811	7,819	6,776	6,266
Commercial:
Commercial real estate	173,160	142,981	87,686	67,617	68,858
Multi-family	20,548	10,549	7,444	5,451	5,508
Other	34,585	25,975	13,380	9,839	5,506
Total commercial	228,293	179,505	108,510	82,907	79,872
Consumer:
Home equity lines of credit	21,712	23,207	22,919	23,173	23,073
Second mortgages	33,987	35,533	37,633	40,121	43,013
Other	2,041	2,299	2,359	2,523	2,610
Total consumer	57,740	61,039	62,911	65,817	68,696
Total loans	518,791	464,657	394,198	374,697	380,066
Deferred loan costs, net	1,240	1,410	1,776	1,774	1,886
Allowance for loan losses	(4,937)	(4,576)	(4,667)	(4,574)	(4,612)
Loans Receivable, net	$515,094	$461,491	$391,307	$371,897	$377,340

At March 31, 2016 , the Company had $97.2 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company's "Approved, Accepted but Unfunded" pipeline, which includes approximately $7.5 million in construction and $41.1 million in commercial real estate loans, $9.3 million in commercial term loans and lines of credit and $3.6 million in residential mortgage loans expected to fund over the next 90 days.

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Asset Quality

Non-accrual loans were $853,000 at March 31, 2016, as compared to $1.4 million at September 30, 2015 and $1.8 million at March 31, 2015. Other real estate owned, (“OREO”) was $700,000 at March 31, 2016, as compared with $1.2 million at September 30, 2015 and $1.4 million at March 31, 2015, respectively. Total performing troubled debt restructured loans were $1.6 million at March 31, 2016, $1.1 million at September 30, 2015 and $109,000 at March 31, 2015, respectively. The increase in performing troubled debt restructured loans at March 31, 2016 compared to September 30, 2015 was due to two commercial loans to one borrower, with an outstanding balance of approximately $493,000, being returned to accruing status during the first quarter of fiscal 2016.  The decrease in OREO at March 31, 2016 compared to September 30, 2015, was attributable to three single residential loans sold during the first six months of fiscal 2016. The $468,000 decrease in OREO at March 31, 2016 compared to September 30, 2015, was due to $493,000 of sale proceeds, at a net gain of $45,000, as well as a $20,000 reduction in the fair value of the remaining property, which are reflected in other REO expense during the first six months of fiscal 2016.

At March 31, 2016, non-performing assets totaled $1.6 million, or 0.20 percent of total assets, as compared with $2.6 million, or 0.39 percent, at September 30, 2015 and $3.3 million, or 0.52 percent, at March 31, 2015. The decrease from March 31, 2015 reflects the Company’s continued diligence to satisfactorily work out certain problem assets. The portfolio of remaining non-accrual loans at March 31, 2016 was comprised of seven residential real estate loans with an aggregate outstanding balance of approximately $624,000, six consumer loans with an aggregate outstanding balance of approximately $217,000 and one construction and development loan with an outstanding balance of $12,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Non-accrual loans(1)	$853	$795	$1,399	$1,357	$1,826
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	853	795	1,399	1,357	1,826
Other real estate owned	700	1,168	1,168	1,366	1,430
Total non-performing assets	$1,553	$1,963	$2,567	$2,723	$3,256
Performing troubled debt restructured loans	$1,577	$1,584	$1,091	$109	$109

Non-performing assets / total assets	0.20%	0.27%	0.39%	0.44%	0.52%
Non-performing loans / total loans	0.16%	0.17%	0.35%	0.36%	0.48%
Net charge-offs (recoveries)	$14	$91	$(93)	$38	$(12)
Net charge-offs (recoveries) / average loans(2)	0.01%	0.08%	(0.10)%	0.04%	0.01%
Allowance for loan losses / total loans	0.95%	0.98%	1.18%	1.22%	1.21%
Allowance for loan losses / non-performing loans	578.8%	575.60%	333.60%	337.07%	252.57%

Total assets	$763,986	$727,148	$655,690	$624,244	$631,106
Total loans	518,791	464,657	394,198	374,697	380,066
Average loans	494,005	420,601	383,092	378,953	384,915
Allowance for loan losses	4,937	4,576	4,667	4,574	4,612

(1)	Seven loans totaling approximately $491,000 or 57.6% of the total non-accrual loan balance were making payments at March 31, 2016.
(2)	Annualized.

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The allowance for loan losses at March 31, 2016 amounted to approximately $4.9 million, or 0.95 percent of total loans, compared to $4.7 million, or 1.18 percent of total loans, at September 30, 2015 and $4.6 million, or 1.21 percent of total loans, at March 31, 2015. The Company had a $375,000 provision for loan losses during the quarter ended March 31, 2016 compared to zero for the quarters ended December 31, 2015 and March 31, 2015. Provision expense was higher during the quarter ended March 31, 2016 due to an increase in loan growth.

Capital

At March 31, 2016, our total shareholders' equity amounted to $84.7 million, or 11.09 percent of total assets, compared to $81.4 million at September 30, 2015 and $80.0 million at March 31, 2015. The Company’s book value per common share was $12.91 at March 31, 2016, compared to $12.41 at September 30, 2015 and $12.20 at March 31, 2015.

At March 31, 2016, the Bank’s common equity tier 1 ratio was 14.23 percent, tier 1 leverage ratio was 10.34 percent, tier 1 risk-based capital ratio was 14.23 percent and the total risk-based capital ratio was 15.15 percent. At September 30, 2015, the Bank’s common equity tier 1 ratio was 15.90 percent, tier 1 leverage ratio was 10.80 percent, tier 1 risk-based capital ratio was 15.90 percent and the total risk-based capital ratio was 16.99 percent. At March 31, 2016, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Other income	$501	$558	$639	$640	$745
Less: Net investment securities gains	61	131	78	145	266
Other income, excluding net investment securities gains	$440	$427	$561	$495	$479

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“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/16	12/31/15	930/15	6/30/15	3/31/15
Other expense	$3,360	$3,425	$3,454	$3,273	$3,573
Less: non-core items(1)	44	67	42	244	242
Other expense, excluding non-core items	$3,316	$3,358	$3,412	$3,029	$3,331

Net interest income (tax equivalent basis)	$4,566	$4,281	$4,056	$3,898	$3,871
Other income, excluding net investment securities gains	440	427	561	495	479
Total	$5,006	$4,708	$4,617	$4,393	$4,350

Efficiency ratio	66.2%	71.3%	73.9%	69.0%	76.6%

(1)	Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Efficiency ratio on a GAAP basis	67.2%	70.4%	73.9%	67.6%	72.7%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented:

(dollars in thousands)
For the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Net interest income (GAAP)	$4,500	$4,211	$3,979	$3,838	$3,836
Tax-equivalent adjustment(1)	66	70	77	60	35
TE net interest income	$4,566	$4,281	$4,056	$3,898	$3,871

Net interest income margin (GAAP)	2.61%	2.67%	2.66%	2.57%	2.56%
Tax-equivalent effect	0.04	0.05	0.05	0.04	0.02
Net interest margin (TE)	2.65%	2.72%	2.71%	2.61%	2.58%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

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The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Investment securities	$164,789	$179,979	$188,424	$178,713	$151,746
Loans	494,005	420,601	383,092	378,953	384,915
Allowance for loan losses	(4,602)	(4,662)	(4,596)	(4,649)	(4,614)
All other assets	94,581	85,450	82,892	76,915	95,921
Total assets	$748,773	$681,368	$649,812	$629,932	$627,968
Non-interest bearing deposits	$29,592	$28,604	$32,477	$28,943	$27,002
Interest-bearing deposits	514,402	460,999	428,205	415,646	419,367
Borrowings	113,000	102,998	101,802	96,462	94,556
Other liabilities	7,847	6,688	6,576	8,674	7,272
Shareholders’ equity	83,932	82,079	80,752	80,207	79,771
Total liabilities and shareholders’ equity	$748,773	$681,368	$649,812	$629,932	$627,968

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital, Rehoboth, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401 accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at https://www.malvernfederal.com/.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

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MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	March 31, 2016	September 30, 2015
(unaudited)
ASSETS
Cash and due from depository institutions	$1,304	$16,026
Interest bearing deposits in depository institutions	56,739	24,237
Total cash and cash equivalents	58,043	40,263
Investment securities available for sale, at fair value	100,895	128,354
Investment securities held to maturity (fair value of $52,176 and $56,825)	52,272	57,221
Restricted stock, at cost	5,553	4,765
Loans receivable, net of allowance for loan losses	515,094	391,307
Other real estate owned	700	1,168
Accrued interest receivable	2,622	2,484
Property and equipment, net	6,490	6,535
Deferred income taxes, net	2,202	2,874
Bank-owned life insurance	18,161	17,905
Other assets	1,954	2,814
Total assets	$763,986	$655,690
LIABILITIES
Deposits:
Non-interest bearing	$30,720	$27,010
Interest-bearing	518,070	438,512
Total deposits	548,790	465,522
FHLB Advances	123,000	103,000
Advances from borrowers for taxes and insurance	3,213	1,806
Accrued interest payable	436	396
Other liabilities	3,857	3,575
Total liabilities	679,296	574,299
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,560,713 shares at March 31, 2016 and 6,558,473 shares at September 30, 2015	66	66
Additional paid in capital	60,412	60,365
Retained earnings	26,424	23,814
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,702)	(1,775)
Accumulated other comprehensive loss	(510)	(1,079)
Total shareholders’ equity	84,690	81,391
Total liabilities and shareholders’ equity	$763,986	$655,690

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MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except for share data)	2016	2015	2016	2015
(unaudited)
Interest and Dividend Income
Loans, including fees	$5,121	$4,126	$9,666	$8,328
Investment securities, taxable	795	778	1,670	1,292
Investment securities, tax-exempt	190	96	385	133
Dividends, restricted stock	63	142	117	179
Interest-bearing cash accounts	41	24	59	47
Total Interest and Dividend Income	6,210	5,166	11,897	9,979
Interest Expense
Deposits	1,161	859	2,125	1,718
Borrowings	549	471	1,061	864
Total Interest Expense	1,710	1,330	3,186	2,582
Net interest income	4,500	3,836	8,711	7,397
Provision for Loan Losses	375	—	375	90
Net Interest Income after Provision for Loan Losses	4,125	3,836	8,336	7,307
Other Income
Service charges and other fees	227	264	438	534
Rental income-other	50	64	100	128
Net gains on sales of investments, net	61	266	192	292
Net gains on sale of loans, net	36	20	70	39
Earnings on bank-owned life insurance	127	131	259	263
Total Other Income	501	745	1,059	1,256
Other Expense
Salaries and employee benefits	1,522	1,550	3,021	3,278
Occupancy expense	456	465	879	889
Federal deposit insurance premium	232	184	432	351
Advertising	25	60	55	145
Data processing	270	301	567	603
Professional fees	361	434	761	777
Other real estate owned expense (income), net	8	(59)	7	(95)
Other operating expenses	486	638	1,063	1,286
Total Other Expense	3,360	3,573	6,785	7,234
Income before income tax expense	1,266	1,008	2,610	1,329
Income tax expense	—	—	—	—
Net Income	$1,266	$1,008	$2,610	$1,329

Earnings per common share
Basic	$0.20	$0.16	$0.41	$0.21
Diluted	$0.20	n/a	$0.41	n/a
Weighted Average Common Shares Outstanding
Basic	6,408,167	6,391,521	6,405,234	6,389,687
Diluted	6,413,167	n/a	6,410,234	n/a

13

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	3/31/2016	12/31/2015	3/31/2015
(unaudited)
Statements of Operations Data

Interest income	$6,210	$5,687	$5,166
Interest expense	1,710	1,476	1,330
Net interest income	4,500	4,211	3,836
Provision for loan losses	375	—	—
Net interest income after provision for loan losses	4,125	4,211	3,836
Other income	501	558	745
Other expense	3,360	3,425	3,573
Income before income tax expense	1,266	1,344	1,008
Income tax expense	—	—	—
Net income	$1,266	$1,344	$1,008
Earnings (per Common Share)
Basic	$0.20	$0.21	$0.16
Diluted	$0.20	n/a	n/a
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$100,895	$116,767	$113,557
Investment securities held to maturity (fair value of $52,176, $53,931 and $50,310)	52,272	54,914	50,697
Loans, net of allowance for loan losses	515,094	461,491	377,340
Total assets	763,986	727,148	631,106
Deposits	548,790	534,701	444,146
Borrowings	123,000	103,000	98,000
Shareholders' equity	84,690	82,658	80,026
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,408,167	6,402,332	6,391,521
Diluted	6,413,167	n/a	n/a
Operating Ratios
Return on average assets	0.68%	0.79%	0.64%
Return on average equity	6.03%	6.55%	5.05%
Average equity / average assets	11.21%	12.05%	12.70%
Book value per common share (period-end)	$12.91	$12.60	$12.20
Non-Financial Information (Period-End)
Common shareholders of record	472	482	494
Full-time equivalent staff	76	76	76

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